Dehaier Medical Announces Management Change

Beijing, January XX, 2013- Dehaier Medical Systems Ltd. (NASDAQ: DHRM) ("Dehaier" or the "Company"), an emerging leader in the development, assembly, marketing and sale of medical devices and homecare medical products, today announced that the interim CFO, Mr. Aileen Qi, has been appointed as Vice President of Finance and Operations, effective immediately. Mr. Charles Li has been appointed as the Company’s CFO.

Mr. Li worked as senior auditor in KPMG Huazhen Beijing for two years with extensive experience in audit schemes and internal control as well as financial management. He is very familiar with US GAAP, China GAAP and the Sarbanes-Oxley Act. He joined in Dehaier in 2010 as the company’s internal control manager and has been instrumental in the establishment of Dehaier's internal control process and system.

Mr. Ping Chen, Chairman and Chief Executive Officer of Dehaier Medical said, “These changes demonstrate our increased focus on strategic execution and allow us to leverage Aileen’s and Charles’ experience and resources in new ways. Aileen’s experience as the interim CFO has prepared her well to take charge of finance on the operational side, and Charles’ efforts at improving and overseeing our internal controls provide a strong foundation to manage the finances and accounting of the Company.”

About Dehaier Medical Systems Ltd.

Dehaier is an emerging leader in the development, assembly, marketing and sale of medical products, including respiratory and oxygen homecare medical products. The company develops and assembles its own branded medical devices and homecare medical products from third-party components. The company also distributes products designed and manufactured by other companies, including medical devices from IMD (Italy), Welch Allyn (USA), HEYER (Germany), Timesco (UK), eVent Medical (US) and JMS (Japan). Dehaier's technology is based on six patents, ten software copyrights and proprietary technology. More information may be found at http://www.dehaier.com.cn

Forward-looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, government approvals or performance, and underlying assumptions and other statements that are other than statements of historical facts, including in particular any implications regarding internal management change. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, future developments in payment for and demand for medical equipment and services, implementation of and performance under the joint venture agreement by all parties, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Us

Dehaier Medical Systems Limited

Surie Liu

+86 10-5166-0080

lius@dehaier.com.cn

Dehaier Medical Systems Limited

Tina He

+86 10-5166-0080

hexw@dehaier.com.cn